CODE OF ETHICS

Introduction

Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) requires advisers to establish, maintain, and enforce a written code of ethics. The purpose of this rule is to help prevent fraud by requiring that investment advisers reinforce the fiduciary principals that govern the conduct of investment advisers and their personnel.

The provisions of this Code of Ethics describe Convexity Partners LLP (“Convexity” or the “Firm”) standards of business conduct and the reporting obligations that Convexity and all of its personnel (i.e., employees, officers, directors, as well as any other natural person supervised by Convexity that has access to information regarding clients’ transactions, is involved in making securities recommendations to clients, or has access to Convexity’s nonpublic recommendations) are expected to comply with. This Code of Ethics, however, is not all-inclusive. Rather, it is designed to be a guide for you to follow as part of your daily activities. In those situations, where it may be uncertain as to the Code of Ethic’s intent or purpose, you are advised to consult with the Chief Compliance Officer (“CCO”).

All personnel are expected to conform to the standards, requirements, and principles described in this Code of Ethics and personnel who violate any of these standards, requirements, and principles may be subject to disciplinary action, up to and including termination of employment.

Standards of Business Conduct

All personnel are expected to:

•
Act with integrity, honesty, competence, diligence, respect, professionalism, and in an ethical manner with the public, existing or prospective clients, investors of clients, and with other Convexity personnel. This includes honoring all business obligations, not paying or receiving bribes, and not participating in any other unethical or corrupt act, practice, or course of conduct;

•	Always place clients’ interests above your own personal interests, including when conducting personal securities transactions;
•	Avoid taking inappropriate advantage of your position with Convexity, including when conducting personal securities transactions;
•	Avoid any actual or potential conflicts of interest or the appearance of a conflict of interest or any abuse of your position of trust and responsibility to the greatest extent possible;
•
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•
Respect the confidentiality of the information you acquire in the course of your work, including all client information, and refrain from disclosing such information, except when you are authorized or legally obligated to do so;

•
Understand and comply with all applicable laws, rules, and regulations of any government, regulatory organization, licensing agency, or professional association governing your professional activities. This includes, but is not limited to, the Investment Advisers Act of 1940, Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulation S-P, and their respective rules, if any, thereunder;

•	Not knowingly assist any third party in violating any laws, rules, and regulations of any government, regulatory organization, licensing agency, or professional association;
•	Promptly report any violations or potential violations of this Code of Ethics that come to your attention to Convexity’s CCO; and
•	Maintain and improve your professional competence.

Other Ethical Matters

In addition to the Standards of Business Conduct section, all supervised persons of Convexity are expressly prohibited from:

•	“Front running” a client trade in their personal account or in an account belonging to Convexity;
•	“Piggy backing” a trade placed by a client in their advisory account in other advisory clients’ accounts, without having a separate reasonable basis for recommending such a transaction;
•	Placing a client trade order based on rumors or engaging in rumormongering;
•	Making a claim about an investment product unless that claim can be substantiated;
•	Guaranteeing profit or protection from loss to any third-party;
•
Representing Convexity or taking any action on behalf of Convexity in any transaction where you have a material connection or financial interest unless pre-approved, including, but not limited to, the recommendation or implementation of a securities transaction for an advisory client;

•
Borrowing money from an advisory client of Convexity unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public and does not involve more than the normal risk of repayment or include other unfavorable features.

•	Obtaining any signatory authority over an account belonging to an advisory client unless such client is related to you by blood or marriage without approval; and
•	Serving as executor, administrator, trustee, guardian, custodian, or in any other fiduciary capacity, whether for a fee or not, except for persons related to you by blood or marriage without approval.

Insider Trading Prohibition

In accordance with Section 204A of the Advisers Act, Convexity strictly prohibits its personnel from trading personally or on behalf of others, directly or indirectly, based on material, non-public, or confidential information. Convexity additionally prohibits the communication of material non-public information to others in violation of the law. If you become aware of the misuse of material nonpublic information by Convexity personnel, you are required to report such to Convexity’s CCO promptly.

The SEC defines material by saying that “Information is material if ‘there is a substantial likelihood that a reasonable investor would consider it important’ in making an investment decision.” Information is nonpublic if it has not been disseminated in a manner making it available to investors generally. You should not rely on an “assurance” from a third-party that the information in question has been disclosed and is no longer nonpublic. It is Convexity’s responsibility to check various media sources or obtain hard copy evidence to verify such representation before relying on it.

If you come into possession of material non-public information, you must report such to Convexity’s CCO, refrain from disclosing such information to anyone else at Convexity or outside of the Firm, and refrain from disclosing or issuing a recommendation that is based in whole or in part on that material non-public information. Please keep in mind that Convexity’s policy with respect to Insider Trading applies to all situations where material, non-public information is received by a supervised person of Convexity regardless of the source of that information (i.e., it does not matter whether the tipper is an “Insider” or if you obtained the information by overhearing a conversation that you were not a party to).

Upon notification, the Firm will determine an appropriate course of action to take based on the facts and circumstances of the situation, which may include a firm-wide prohibition on trading securities of or related to the issuer for client or personal accounts or heightened monitoring of internal and external communications. Any further dissemination of material non-public information may only be made to a party with a valid business reason for their need to know such information and only after obtaining approval.

Please note that it is the SEC’s position that the term “material nonpublic information” relates not only to information about issuers but also to an investment adviser’s securities recommendations to its clients and to clients’ securities holdings and transactions. This type of material nonpublic information does not need to be reported to Convexity’s CCO, however, you should always treat such information as material and nonpublic, the dissemination of which or taking inappropriate advantage of would most likely cause substantial harm to clients.

Gifts

All supervised persons are prohibited from receiving any gift, service or other thing of value exceeding $300 from any person or entity that does business with Convexity within a calendar year. Additionally, supervised persons may not give or offer any gift, service, or other thing exceeding a value of $300, within a calendar year, to existing clients, prospective clients, or any entity that does business with or on behalf of Convexity without pre-approval. Cash or cash equivalents may not be given or accepted as a gift from a client, prospective client, or any entity that does business with or on behalf of Convexity under any circumstances.

Annually, all supervised persons must complete and submit a Gift & Entertainment Reporting Form to the Chief Compliance Officer who will maintain a log of gifts given and received of a value in excess of $300.

Entertainment

All personnel are prohibited from providing or accepting extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with Convexity. Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Annually, all supervised persons must complete and submit a Gift & Entertainment Reporting Form to Convexity’s CCO who will maintain a log of such activities. The Gift & Entertainment Reporting Form will reflect all entertainment received by an employee of a value in excess of $300

Political Contributions and Other Payments

All personnel are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. Furthermore, in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above) that could be construed as being for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of Convexity or anyone else.

Outside Business Activities and Involvement in Legal Proceedings

All supervised persons are expected to devote their full time during regular hours of employment, and during other hours when needed, to Convexity’s interests. Supervised persons seeking outside employment or engaging in outside business activities, whether paid or volunteer, must get prior approval before engaging in any such activity. No outside employment or business activity will be approved which might pose or create the appearance of a conflict of interest, or might otherwise interfere with the supervised person’s regular duties or their working effectiveness.

As a supervised person of a registered investment adviser, you may be barred or otherwise disqualified from working for or associating with Convexity depending on your current or past involvement in certain types of regulatory or legal proceedings. Consequently, all supervised persons are required to promptly notify Convexity’s CCO of any criminal and other legal proceedings or investigations in which he/she may have been involved or may currently be involved or subject to. Additionally, all supervised persons are required to annually complete and submit an Outside Business Activity and Disciplinary Action Disclosure Form to Convexity’s CCO.

Public Office and Politics

Supervised persons may not hold any public office while associated with Convexity, which would require that they perform certain responsibilities during regular hours. Furthermore, while Convexity encourages political and civic participation by its supervised persons, any such activities must be preapproved. Even if preapproval is granted, supervised persons are strictly prohibited from engaging in any political activity during regular hours on behalf of themselves or any other political candidate, office, party, or action committee and from using Convexity’s property or resources, including but not limited to telephone, voice mail, e-mail, and Internet, for those purposes. Additionally, when engaging in any political activity, supervised persons are strictly prohibited from identifying any association with Convexity or making or implying any representation as to Convexity’s support for such candidate, office, party, or action committee.

Service on a Board of Directors

Convexity prohibits its personnel from serving on the board of directors of a publicly-traded company. Please be aware that if you serve as a director of a private company, you may be required to immediately resign if the company goes public during your term as a director. Supervised persons must obtain prior approval before accepting a position as a director of a private company.

Securities Pre-Clearance Requirement

Convexity requires that all personnel request and obtain pre-clearance before participating in personal securities transaction, unless exempted below. Without exception, however, all personnel are required to obtain pre-clearance before directly or indirectly acquiring beneficial ownership of any security in an initial public offering or in a limited offering (i.e., private placement). Pre-clearance requests must be submitted in writing and must detail the following information:

•	The title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of the security;
•	The nature of the proposed transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the security at which the transaction is to be effected if a limit order, otherwise state that it is a market order;
•	The name of the broker, dealer, or bank with or through which the transaction will be effected;
•	The date that the pre-clearance request is being made;
•
To the employee’s knowledge, whether the security in question, any other security issued by the same issuer, or any derivative security tied to any security issued by the same issuer, is currently recommended for purchase or sale to advisory clients or is currently held in advisory client accounts; and

•	To the employee’s knowledge, whether Convexity or any of its personnel is in possession of material, non-public information of or relating to the security or the issuer.

The Firm may request trade lists to verify that Convexity is not researching, analyzing, or recommending the requested security or a related security for client transactions. All pre-clearance requests will be signed by an authorized individual at the Firm, who will document on the request whether it is approved or denied. If the request is approved, but an actual or potential conflict with this Code of Ethics exists, the Firm shall maintain documentation stating the reason for the approval. The Firm will also maintain a record of all pre-clearance requests and responses. Pre-clearance requests are only valid for the day on which approval is granted and any client orders for the same security to be placed that day must be executed before a personal security order can be placed.

The pre-clearance requirements noted above do not apply to the following:

•	Transactions effected pursuant to an automatic investment plan; and
•	Transactions involving:

○	Direct obligations of the Government of the United States;
○	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
○	Shares issued by money market funds;
○
Shares issued by open-end registered investment companies so long as they are not exchange-traded funds and so long as neither Convexity nor any of its affiliates serve as the investment adviser or principal underwriter for the investment company; and

○
Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, so long as the UIT does not invest in any mutual fund or ETF for which Convexity or its affiliates serve as investment adviser or principal underwriter.

Blackout Periods

Convexity prohibits its supervised persons from executing a securities transaction on a day during which any client has a pending “buy,” “sell” or other order in the same (or a related) security until that order is executed or withdrawn. Furthermore, supervised persons responsible for managing client portfolios may not:

•	Purchase a security 24 hours prior to purchasing, selling, or recommending the purchase or sale of that security for a client portfolio.
•	Purchase or sell a security for 30 days after purchasing, selling, or recommending that purchase or sale for a client portfolio.

Holding Period

Purchases in personal securities accounts must be held for 30 calendar days. Furthermore, with regard to the purchase or sale of options, the expiration date of the option must be at least 30 calendar days from the date of purchase or sale. Regarding debt instruments, the maturity date of the instrument must be at least 30 calendar days from the purchase date.

The Holding Period requirement, however, does not apply to:

•	Commodity transactions;
•	Futures transactions (except futures in individual securities);
•	Transactions in open-end mutual funds;
•	Index transactions (SPY, etc.); and,
•	Open-end ETFs (Exchange Traded Funds).

Waivers from the Holding Period requirement are available in times of volatile securities markets or when certain personal situations arise. All requests for waivers must be in writing and approved by an authorized individual at the Firm in writing prior to the entry of an order that would otherwise violate the holding period.

Securities Reporting Requirements

Initial and Annual Holdings Reports

All supervised persons shall file an initial holdings report no later than ten (10) days after becoming associated with Convexity. Information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date of association. (e.g., a person who becomes an employee on May 1st must file their initial holdings report by May 11th and the information contained within that report must be current as of March 17th or later.) Furthermore, all supervised persons shall file an annual holdings report between January 1st and January 31st of each calendar year that reports information as of December 31st of the prior calendar year. All holdings reports, whether initial or annual, must contain the following information:

•	The title and type (e.g., equity, bond, ETF, option, private placement) of each reportable security1 in which the person has any direct or indirect beneficial ownership interest;

1          Reportable security means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, except that it does not include (i) Direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Shares issued by open-end funds other than exchange-traded funds and Reportable Funds (i.e., registered investment companies for which Convexity serves as an investment adviser); and (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

•	The exchange ticker symbol or CUSIP number for the reportable security if one exists;
•	The number of shares of each reportable security held, if applicable;
•	The principal amount of each reportable security held;
•	The name of the broker, dealer or bank that maintains the account in which the reportable security is held, if applicable; and
•	The date the report was submitted.

All supervised persons must file an Initial Holdings Report form or Annual Holdings Report form, as appropriate; in order to satisfy their holdings report obligations to Convexity. Bank, brokerage, or investor statements may be attached to an Initial Holdings Report form or Annual Holdings Report form in lieu of manually inputting information required by the forms, but any required information missing from such statements (e.g., ticker symbols) must be manually reported on the form. Bank, brokerage, or investor statements cannot be submitted in lieu of an Initial or Annual Holdings Report form.

Each of the Firm’s personnel are responsible for ensuring that they submit the required initial and annual holdings reports are filed by all personnel within the requisite time period. The Firm shall designate an authorized individual who is also responsible for reviewing such reports to assess whether any personnel 1) had any conflicts of interest when participating in investment decisions involving securities the person holds in his/her personal accounts and 2) are filing accurate quarterly transaction reports. Evidence of such review will be in the form of either i) the signature of the reviewer and the date of such review on each Initial or Annual Holdings Report form or ii) a formal memo that documents the review, including the identification of which reports were reviewed and the findings resulting from such review. The Firm shall maintain initial and annual holdings reports for a period of five years from the end of the calendar year in which the report was filed (e.g. an annual holdings report filed on January 31, 2012 will be maintained until January 1, 2018).

Quarterly Transaction Reports

All personnel shall file, no later than thirty (30) days after the end of each calendar quarter, a transaction report containing the following information:

•	The date of each transaction in a reportable security;
•	The title of the reportable security;
•	The exchange ticker symbol or CUSIP number of the reportable security, if one exists;
•	The interest rate and maturity date of the reportable security, if applicable;
•	The number of shares, if applicable;
•	The principal amount of each reportable security transaction;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the report was submitted.

Each of the Firm’s personnel are responsible for submitting the required quarterly transaction reports are filed by all personnel within the requisite time period. A review will be performed on a quarterly basis to assess whether each of the Firm’s personnel 1) were in compliance with the Code of Ethics; 2) engaged in any trading patterns that might indicate abuse; and 3) transacted in the same securities as clients, and if so, whether clients appeared to be disadvantaged as a result of the personnel’s transactions. Evidence of such review will be in the form of either i) the signature of the reviewer and the date of such review on each Quarterly Transaction Report form or account statement or ii) a formal memo that documents the review, including the identification of which Quarterly Transaction Report forms or account statements were reviewed and the findings resulting from such review. The Firm shall maintain quarterly transaction reports onsite for a period of five years from the end of the calendar year in which the report was filed.

Certification of Compliance

Initial Certification

Convexity is required to provide all supervised persons with a copy of the Code of Ethics. All supervised persons are required to certify in writing that they have: (i) received a copy of the Code of Ethics; (ii) read and understand all provisions of the Code of Ethics; and iii) agree to comply with the terms of the Code of Ethics.

Acknowledgement of Amendments

Convexity is required to provide all personnel with any amendments to the Code of Ethics and all supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code of Ethics.

Annual Certification

All supervised persons must annually certify that they have read, understood, and complied with the Code of Ethics and that they have made all of the reports required by the Code of Ethics and have not engaged in any prohibited conduct.

Convexity shall maintain onsite, all certifications and acknowledgements of compliance submitted by supervised persons for a period of five years from the end of the calendar year in which the certification or acknowledgement was made.

Code of Ethics Violations Relating to Personal Securities Transactions

Convexity shall designate an authorized individual to review the personal securities trading and holdings of all supervised persons with the exception of his/her own personal securities trading and holdings, which must be reviewed by a senior officer of Convexity. To the extent that a violation of Convexity’s code of ethics relating to personal securities trading is identified, they will be dealt with as follows:

•	First offense – written warning via e-mail with a copy sent to the supervised person’s supervisor;
•	Second offense – trade will be broken and profits will be given to charity (all losses are borne by the supervised person). Notification will be given to the supervised person’s supervisor.
•
Third offense – the supervised person’s account will be frozen with only liquidating transactions permitted for a period of 30 calendar days. Other disciplinary action, up to and including termination, may be recommended and notification will be given to the supervised person’s supervisor.

PERSONAL SECURITIES TRADING REQUEST AND AUTHORIZATION FORM

Associate’s Name:	Date of Request:

I hereby request authorization to enter the following securities transaction:

Name of Security or Issuer:

Ticker Symbol:	CUSIP:

Type of	Buy	Sell	Tender
Transaction:		Other
	Exchange	(Explain)

Type of Order:	Market	Limit	Stop Loss

Number of Shares:	Principal Amount:

Interest Rate (if applicable):	Maturity Date (if applicable):

Executing Broker/Dealer:

Type of Account:	Individual	Joint	Other (Explain)

Check all of the following that apply:

☐	This transaction is for investment purposes and to the best of my knowledge complies with Convexity’s Code of Ethics.

☐
To the best of my knowledge, this security nor any other security of the issuer nor any derivative security tied to a security of the issuer is currently recommended for purchase or sale to clients or is held in client accounts.

☐	I am not in possession of material non-public information relating to this security or the issuer of this security.

☐	This investment opportunity did not arise by virtue of my activities on behalf of Convexity or as a result of my affiliation with Convexity.

Signature of Employee

☐
This transaction does not appear to conflict with or violate Convexity’s Code of Ethics or otherwise appear to pose any conflicts of interests with clients and has been approved based on the information, representations, and certifications provided above and must be completed by the end of the day on which approval is granted. If the transaction has not been completed in whole or in part, a new pre-clearance request must be submitted to the Chief Compliance Officer.

☐	This transaction conflicts with Convexity’s Code of Ethics or otherwise appears to pose a conflict with clients. Approval, however, was granted for the following reasons:

☐	This transaction is not approved because it would conflict with or violate Convexity’s Code of Ethics or appears to pose a conflict with clients.

☐	This transaction is not approved for the following reasons:

Signature of Approver	Date

INITIAL HOLDINGS REPORT FORM

The following is a list of all (i.e., public and private) reportable securities holdings for which I have any direct or indirect beneficial ownership1 (e.g., revocable trusts for which I am the grantor, irrevocable trusts for which I am the beneficiary) [Bank/Brokerage/Investor statements may be attached to this Initial Holdings Report and submitted in lieu of manually inputting the information required below. However, any information that is required below that is not included on an attached Bank/Brokerage/Investor statement must be manually inputted below. Bank/Brokerage/Investor statements cannot be submitted as an alternative to submitting this Initial Holdings Report.]:

Title of the Security	Type of Security (e.g., equity, FI, short call, long put, MF, ETF, LP, LLC)	Ticker Symbol (if applicable)	CUSIP (if applicable)	Number of Shares (if applicable)	Principal Amount (if applicable)	Name of the Bank, Mutual Fund, Broker, or Dealer maintaining the account holding this Security

I certify to the following:

1          A supervised person is deemed to be the direct or indirect beneficial owner of a security when they have or share a direct or indirect pecuniary interest in the security through any contract, arrangement, understanding, relationship or otherwise. This includes, but is not limited to situations where 1) the supervised person serves as the general partner or controls an entity that serves as the general partner of a general or limited partnership and the general partner has a proportionate interest in the partnership’s portfolio securities either as a result of the ability to share in the partnership’s profits or due to ownership of partnership capital; or 2) the supervised person or an entity under the supervised persons’ control serves as the investment adviser to a client’s account and receives a performance-related fee for a period of less than one year, but only for those securities held in the client’s account which comprise more than 10% of the market value of the portfolio. A right to an asset-based investment advisory fee does not represent a pecuniary interest.

☐
I have disclosed to Convexity all Reportable Securities and all bank, dealer, mutual fund and brokerage accounts that hold Reportable Securities for which I have any direct or indirect beneficial ownership interest;

OR

☐
I do not currently have any direct or indirect beneficial ownership interest in any Reportable Securities nor do I have any bank, dealer, mutual fund or brokerage accounts that hold Reportable Securities for which I have any direct or indirect beneficial ownership interest;

AND

☐	I agree to promptly notify Convexity’s CCO in writing if I open any new bank, dealer, mutual fund, or brokerage accounts that will hold Reportable Securities;

AND

☐	I agree to obtain written pre-clearance if required by Convexity’s Code of Ethics, prior to acquiring direct or indirect beneficial ownership in any security.

AND

☐
I have received a copy of Convexity’s current Code of Ethics; (ii) I have read the Code of Ethics and understand all provisions contained within the Code of Ethics; and iii) I agree to comply with and conduct my actions on behalf of Convexity in accordance with the Code of Ethics.

Signature	Date

Print Name	Title

ANNUAL HOLDINGS REPORT FORM

The following is a list of all (i.e., public and private) reportable securities holdings for which I have any direct or indirect beneficial ownership2 (e.g., revocable trusts for which I am the grantor, irrevocable trusts for which I am the beneficiary). [Bank/Brokerage/Investor statements may be attached to this Annual Holdings Report and submitted in lieu of manually inputting the information required below. However, any information that is required below that is not included on an attached Bank/Brokerage/Investor statement must be manually inputted below. Bank/Brokerage/Investor statements cannot be submitted as an alternative to submitting this Annual Holdings Report. This report must be submitted by all access persons between January 1st and January 31st of each calendar year and all information reported must be as of December 31st of the prior calendar year.]:

Title of the Security	Type of Security (e.g., equity, FI, short call, long put, MF, ETF, LP, LLC)	Ticker Symbol (if applicable)	CUSIP (if applicable)	Number of Shares (if applicable)	Principal Amount (if applicable)	Name of the Bank, Mutual Fund, Broker, or Dealer maintaining the account holding this Security

I certify to the following:

2          A supervised person is deemed to be the direct or indirect beneficial owner of a security when the access person has or shares a direct or indirect pecuniary interest in the security through any contract, arrangement, understanding, relationship or otherwise. This includes, but is not limited to situations where 1) the supervised person serves as the general partner or controls an entity that serves as the general partner of a general or limited partnership and the general partner has a proportionate interest in the partnership’s portfolio securities either as a result of the ability to share in the partnership’s profits or due to ownership of partnership capital; or 2) the supervised person or an entity under the supervised persons’ control serves as the investment adviser to a client’s account and receives a performance-related fee for a period of less than one year, but only for those securities held in the client’s account which comprise more than 10% of the market value of the portfolio. A right to an asset-based investment advisory fee does not represent a pecuniary interest.

☐
I have disclosed to Convexity all Reportable Securities and all bank, dealer, mutual fund and brokerage accounts that hold Reportable Securities for which I have any direct or indirect beneficial ownership interest;

OR

☐
I do not currently have any direct or indirect beneficial ownership interest in any Reportable Securities nor do I have any bank, dealer, mutual fund or brokerage accounts that hold Reportable Securities for which I have any direct or indirect beneficial ownership interest;

AND

☐	I agree to promptly notify Convexity’s CCO in writing if I open any new bank, dealer, mutual fund, or brokerage accounts that will hold Reportable Securities;

AND

☐	I agree to obtain written pre-clearance if required by Convexity’s Code of Ethics, prior to acquiring direct or indirect beneficial ownership in any security.

AND

☐
I possess a copy of Convexity’s current Code of Ethics; (ii) I have read the Code of Ethics and understand all provisions contained within the Code of Ethics; and iii) I agree to comply with and conduct my actions on behalf of Convexity in accordance with the Code of Ethics.

AND

☐	I have complied in all material respects with Convexity’s Code of Ethics during the prior calendar year, including any reporting requirements and have not engaged in any prohibited conduct.

Signature	Date

Print Name	Title

QUARTERLY TRANSACTION REPORT FORM

The following is a list of all (i.e., public and private) transactions in reportable securities1 for which I have any direct or indirect beneficial ownership2 that were not effected in a broker, dealer, mutual fund, or bank custodial account (e.g. private placements). [This Quarterly Transaction Report form may only be used to report transactions in reportable securities that were not effected in a broker, dealer, mutual fund, or bank custodial account. Transactions effected in those types of accounts must be reported through the direct delivery of duplicate brokerage account statements and trade confirmations from your accounts’ custodians.]

Title of the Security	Date of the Transaction	Ticker Symbol or CUSIP (if applicable)	Interest Rate (if applicable)	Maturity Date (if applicable)	Nature of the Transaction (e.g., buy, sell, etc…)	Number of Shares (if applicable)	Principal Amount (if applicable)	Execution Price

Signature	Date

Print Name	Title

1          Reportable security means a security as defined in section 202(a)(18) of the Investment Advisers Act of 1940, except that it does not include (i) Direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Shares issued by open-end funds other than Reportable Funds (i.e., registered investment companies for which Convexity serves as an investment adviser); and (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

2          A supervised person is deemed to be the direct or indirect beneficial owner of a security when they have or share a direct or indirect pecuniary interest in the security through any contract, arrangement, understanding, relationship or otherwise.

CODE OF ETHICS ACKNOWLEDGEMENT FORM

I hereby acknowledge receipt of Convexity’s Code of Ethics and certify that I have read it, that I understand it, and that I agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code of Ethics.

Furthermore, if this also serves as my annual acknowledgment, I hereby certify that, to the best of my knowledge, I have complied with all requirements of the Code of Ethics, including submission of all holdings and transaction reports during the prior calendar year. And, I also confirm that I have instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to Convexity and reported to Convexity’s CCO all transactions in which I had or obtained any direct or indirect beneficial ownership.

Print Name

Signature

Date

GIFT & ENTERTAINMENT REPORTING FORM
(To be provided annually for all gifts or entertainment exceeding $300)

Name:
(Printed Name)

Gift & Entertainment Report for
  (Year)

Date Given/ Received	Name of Item or Entertainment Giver	Giver/Recipient	Description of Item or Entertainment Received	Fair Market Value of Gift or Entertainment
$
$
$
$
$
$
$
$
$
$

Signature:

Date Submitted:

PROFESSIONAL DESIGNATION, OUTSIDE BUSINESS ACTIVITY AND DISCIPLINARY ACTION DISCLOSURE FORM

Name of Supervised Person:

Please provide information on all of your professional licenses held during calendar year 20__, including but not limited to all securities licenses. If you did not hold any professional licenses during calendar year 20__, please check the following box ☐.

Type of Professional Designations (e.g., CFA, CFP, CTFA, etc.)	Name of Entity that Issued the License (e.g., FINRA, State of N.Y.)	License #, if applicable	Current License Status (e.g., Active, Inactive, Expired, Revoked)

Please provide information on all of your outside business activities (i.e., any business activity not directly related to your employment with Convexity) during calendar year 20__, whether paid or volunteer (e.g., serving on a board of directors; consulting, accounting or legal work; tax preparation; notary services; investment clubs; working as a solicitor; elected or appointed office; any other side business). If you did not have any outside business activities, please check the following box ☐.

Type of Activity	Name of Any Entity Associated with the Activity, if applicable	Paid or Unpaid	Relationship to Convexity, if applicable (e.g., a Convexity client was a co-board member)

Please describe any formal disciplinary action taken against you or that was initiated and is still pending against you by an outside third-party during calendar year 20__ in narrative format below (e.g., disbarment, removal or suspension from membership, suspension or revocation of a license, criminal convictions, censures, monetary penalties). If no actions occurred, please check the following box ☐.

By:	Date: